Exhibit 4.3

BRIDGE BANCORP, INC.

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of September 21, 2015

to

INDENTURE

Dated as of September 21, 2015

SUBORDINATED DEBT SECURITIES

5.75% Fixed-to-Floating Rate Subordinated Debentures due September 30, 2030

THIS SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of September 21, 2015, between BRIDGE BANCORP, INC., a corporation duly organized and existing under the laws of the State of New York (the “Company”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association, as Trustee (the “Trustee”) under the Indenture (as hereinafter defined).

RECITALS

WHEREAS, the Company and the Trustee have heretofore executed and delivered an Indenture, dated as of September 21, 2015 (the “Base Indenture” and, as hereby supplemented and amended, the “Indenture”), providing for the issuance from time to time of series of the Company’s subordinated unsecured debentures, notes or other evidences of indebtedness (hereinafter called the “Securities”);

WHEREAS, Section 901(4) of the Base Indenture provides that the Company and the Trustee may enter into an indenture supplemental to the Base Indenture to establish the form or terms of Securities of any series as permitted by the Base Indenture;

WHEREAS, pursuant to Section 301 of the Base Indenture, the Company wishes to provide for the issuance of $40,000,000 aggregate principal amount of a new series of Securities to be known as its 5.75% Fixed-to-Floating Rate Subordinated Debentures due September 30, 2030 (the “Notes”), the form and terms of such Notes and the terms, provisions and conditions thereof to be set forth as provided in this Second Supplemental Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Second Supplemental Indenture; and all requirements necessary to make this Second Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid, binding and enforceable obligations of the Company have been satisfied; and the execution and delivery of this Second Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 101.  Relation to Base Indenture. This Second Supplemental Indenture constitutes an integral part of the Indenture.

Section 102.  Definition of Terms. For all purposes of this Second Supplemental Indenture:

(a)   Capitalized terms used herein without definition shall have the meanings set forth in the Base Indenture;

(b)   a term defined anywhere in this Second Supplemental Indenture has the same meaning throughout;

(c)   the singular includes the plural and vice versa;

(d)   headings are for convenience of reference only and do not affect interpretation;

(e)   unless otherwise specified or unless the context requires otherwise, (i) all references in this Second Supplemental Indenture to Sections refer to the corresponding Sections of this Second Supplemental Indenture and (ii) the terms “herein”, “hereof”, “hereunder” and any other word of similar import refer to this Second Supplemental Indenture; and

(f)   the following terms have the meanings given to them in this Section 102(f):

“Applicable Procedures” means, with respect to any transfer, exchange or other activity of the Depositary  on behalf of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer, exchange of other activity.

“Business Day” means any day other than (i) a Saturday, Sunday or other day on which banking institutions in New York or any applicable Place of Payment are authorized or obligated by law, regulation or executive order to close or (ii) a day on which the Corporate Trust Office of the Trustee is closed for business.

"Corporate Trust Office" shall have the meaning set forth in Section 203 hereof.

“DTC” shall have the meaning set forth in Section 203 hereof.

"Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

“Global Note” shall be a Global Security and have the meaning set forth in Section 204 hereof.

“Interest Payment Date” shall have the meaning set forth in Section 205(b) hereof.

“LIBOR” means the rate as published by Bloomberg at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period with a floating interest rate, as the rate for dollar deposits in the London interbank market with a three-month maturity, as determined by the Trustee.  If such rate is not available to the Trustee at such time from such source for any reason, then the rate for that Interest Period will be determined by such alternate method as reasonably selected by the Company.

“Maturity Date” shall have the meaning set forth in Section 202 hereof.

“Record Date” shall mean, with respect to any Interest Payment Date for the Notes, the fifteenth day, whether or not a Business Day, of the calendar month in which such Interest Payment Date falls.

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“Senior Debt” means:

(i) any of the Company’s indebtedness for borrowed or purchased money, whether or not evidenced by bonds, debentures, notes, or other written instruments, including any obligations of the Company to general creditors or trade creditors,

(ii) the Company’s obligations under letters of credit,

(iii) any of the Company’s indebtedness or other obligations with respect to commodity contracts, interest rate and currency swap agreements, cap, floor, and collar agreements, currency spot and forward contracts, and other similar agreements or arrangements designed to protect against fluctuations in currency exchange or interest rates, and

(iv) any guarantees, endorsements (other than by endorsement of negotiable instruments for collection in the ordinary course of business), or other similar contingent obligations in respect of obligations of others of a type described in clauses (i), (ii), and (iii), whether or not such obligation is classified as a liability on a balance sheet prepared in accordance with accounting principles generally accepted in the United States, in each case whether outstanding on the date of execution of this Second Supplemental Indenture or incurred later, other than obligations ranking on a parity with the Securities or ranking junior to the Securities. Notwithstanding the foregoing, if the Federal Reserve Board (or other competent regulatory agency or authority) promulgates any rule or issues any interpretation that defines general creditor(s), the main purpose of which is to establish a criteria for determining whether the subordinated debt of a bank holding company is to be included in its capital, then the term “general creditors” as used herein the definition of Senior Debt will have the meaning as described in that rule or interpretation.

“Tax Event” shall mean the receipt by the Company of an opinion of independent tax counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the Notes, there is more than an insubstantial risk that the interest payable by the Company on the Notes is not, or within 90 days of the date of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.

“Tier 2 Capital Event” shall mean the receipt by the Company of an opinion of independent bank regulatory counsel experienced in such matters to the effect that, as a result of (i) any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any rules, guidelines or policies of an applicable regulatory authority for the Company or (ii) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the Securities, the Notes do not constitute, or within 90 days of the date of such opinion will not constitute, Tier 2 Capital (or its then equivalent if the Company were subject to such capital requirement) for purposes of capital adequacy guidelines of the Board of Governors of the Federal Reserve System (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable to the Company.

The terms “Company,” “Trustee,” “Base Indenture,” "Second Supplemental Indenture," “Notes” and "Securities" shall have the respective meanings set forth in the first paragraph and the recitals to this Second Supplemental Indenture and the paragraph preceding such recitals.

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ARTICLE 2
GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 201.  Designation and Principal Amount. The Notes may be issued from time to time upon a Company Order for the authentication and delivery of Notes pursuant to Section 303 of the Base Indenture. There is hereby authorized a series of Securities designated as the 5.75% Fixed-to-Floating Rate Subordinated Debentures due September 30, 2030 having an initial aggregate principal amount of $40,000,000 (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 304, 305, 306 or 906 of the Base Indenture and except for Notes which, pursuant to Section 303 of the Base Indenture are deemed to never have been authenticated and delivered under the Base Indenture).

Section 202.  Maturity. The date upon which the Notes shall become due and payable at final maturity, together with any accrued and unpaid interest, is September 30, 2030 (the “Maturity Date”).

Section 203.  Form, Payment and Appointment. Except as provided in the last paragraph of Section 305 of the Base Indenture, the Notes will be issued only in book-entry form. Principal of and interest on the Notes will be payable through the Paying Agent in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such Global Note (as hereafter defined). The principal of any certificated Notes will be payable at the office or agency of the Company maintained for such purpose in Wilmington, Delaware, which shall initially be the Corporate Trust Office of the Trustee at 1100 N. Market Street, Wilmington, Delaware 19890; provided, however, that payment of interest may be made at the option of the Company by check, in the case of definitive notes, mailed to the Person entitled thereto at such address as shall appear in the Security Register or by wire transfer to an account appropriately designated by the Person entitled to payment; provided that the paying agent shall have received written notice of such account designation at least five Business Days prior to the date of such payment (subject to surrender of the relevant Note in the case of a payment of interest on the Maturity Date).

The Notes shall have such other terms as are set forth in the form thereof attached hereto as Exhibit A.

The Security Registrar, Authenticating Agent and Paying Agent for the Notes shall initially be the Trustee.

The Notes will be issuable and may be transferred only in minimum denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000. The specified currency of the Notes shall be U.S. Dollars.

Section 204.  Global Note. The Notes shall be issued initially in the form of one or more fully registered global notes (each such global note, a “Global Note”) deposited with DTC or its designated custodian or such other Depositary as any officer of the Company may from time to time designate. Unless and until a Global Note is exchanged for Notes in certificated form, such Global Note may be transferred, in whole but not in part, and any payments on the Notes shall be made, only to DTC or a nominee of DTC, or to a successor Depositary selected or approved by the Company or to a nominee of such successor Depositary.

Section 205.  Interest.

(a)           Interest payable on any Interest Payment Date or the Maturity Date with respect to the Notes shall be the amount of interest accrued from, and including, the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the original issue date of September 21, 2015, if no interest has been paid or duly provided for with respect to the Notes) to, but excluding, such Interest Payment Date or Maturity Date as the case may be (each, an “Interest Period”).

(b)           From and including September 21, 2015 until but excluding September 30, 2025 the rate at which the Notes shall bear interest shall be 5.75% per annum, computed on the basis of a 360-day year consisting of twelve 30-day months, and payable semi-annually in arrears; from and including September 30, 2025 until but excluding the Maturity Date, the interest rate shall be a floating rate, as determined by the Trustee, equal to LIBOR determined on the determination date of the applicable Interest Period plus 345 basis points, computed on the basis of a 360-day year and the actual number of days elapsed, and payable quarterly in arrears.  The Interest Payment Dates for the

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Notes shall be March 30 and September 30 of each year until, but not including, September 30, 2025, and thereafter March 30, June 30, September 30, and December 30 of each year through the Maturity Date or earlier Redemption Date (each such payment date, an “Interest Payment Date”). The first interest payment will be made on March 30, 2016.

(c)           In the event that any scheduled Interest Payment Date for the Notes falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date will be postponed to the next succeeding day which is a Business Day (and no interest on such payment will accrue for the period from and after such scheduled Interest Payment Date).

(d)           In the event that the Maturity Date for any Note falls on a day that is not a Business Day, then the related payments of principal, premium, if any, and interest may be made on the next succeeding day that is a Business Day (and no additional interest will accumulate on the amount payable for the period from and after the Maturity Date). Interest due on the Maturity Date (whether or not an Interest Payment Date) of any Notes will be paid to the Person registered as of the corresponding Record Date.

Section 206.  Subordination.

(a)          The Company covenants and agrees that, anything in this Section 206 or the Notes to the contrary notwithstanding, the indebtedness evidenced by the Notes is subordinate and junior in right of payment to all Senior Debt to the extent provided in this Section 206, and each holder of Notes, by such holder’s acceptance of such Notes, likewise covenants and agrees to the subordination provided in this Section 206 and the Base Indenture and shall be bound by the provisions of this Section 206. Senior Debt shall continue to be Senior Debt and entitled to the benefits of these subordination provisions irrespective of any amendment, modification, or waiver of any term of the Senior Debt or extension or renewal of the Senior Debt.

In the event of

(1)          any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition, or other similar proceeding relating to the Company or its property,

(2)          any proceeding for the liquidation, dissolution, or other winding up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings,

(3)          any assignment by the Company for the benefit of creditors, or

(4)          any other marshaling of the assets of the Company,

all Senior Debt (including any interest on such Senior Debt accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities, or other property, shall be made to any holder of any of the Notes on account of such Notes. Any payment or distribution, whether in cash, securities, or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in these subordination provisions with respect to the indebtedness evidenced by the Notes, to the payment of all Senior Debt at the time outstanding and to any securities issued in respect of such Senior Debt under any such plan of reorganization or readjustment), which would otherwise (but for these subordination provisions) be payable or deliverable in respect of the Notes shall be paid or delivered directly to the holders of Senior Debt in accordance with the priorities then existing among such holders until all Senior Debt (including any interest on such Senior Debt accruing after the commencement of any such proceedings) shall have been paid in full. In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Debt, the holders of the Notes, together with the holders of any obligations of the Company ranking on a parity with the Notes, shall be entitled to be paid from the remaining assets of the Company the amounts at the time due and owing on account of unpaid principal of (and premium, if any) and interest on the Notes and such other obligations before any payment or other distribution, whether in cash, property, or otherwise, shall be made on account of any capital stock or any obligations of the Company ranking junior to the Notes and such other obligations. The rights of holders of Senior Debt under this

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Section do not extend to any payment or distribution, whether in cash, securities or other property, to the extent applied to the Trustee’s rights to compensation, reimbursement of expenses or indemnification.

In the event that, notwithstanding the foregoing, any payment or distribution of any character or any security, whether in cash, securities, or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in these subordination provisions with respect to the indebtedness evidenced by the Notes, to the payment of all Senior Debt at the time outstanding and to any securities issued in respect of such Senior Debt under any such plan of reorganization or readjustment), shall be received by the Trustee or any holder of the Notes in contravention of any of the terms of this Section 206, such payment or distribution or security shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of the Senior Debt at the time outstanding in accordance with the priorities then existing among such holders for applications to the payment of all Senior Debt remaining unpaid to the extent necessary to pay all such Senior Debt in full. In the event of the failure of the Trustee or any holder of the Notes to endorse or assign any such payment, distribution, or security, each holder of Senior Debt is irrevocably authorized to endorse or assign the same.

No present or future holder of any Senior Debt shall be prejudiced in the right to enforce subordination of the indebtedness evidenced by the Notes by any act or failure to act on the part of the Company. Nothing contained in this Section 206 shall impair, as between the Company and the holders of Notes, the obligation of the Company to pay to the holders of the Notes the principal of (and premium, if any) and interest on such Notes or prevent the Trustee or the holders of the Notes from exercising all rights, powers and remedies otherwise permitted by applicable law or under this Indenture upon a default or Event of Default, all subject to the rights of the holders of the Senior Debt to receive cash, securities, or other property otherwise payable or deliverable to the holders of the Notes.

Senior Debt shall not be deemed to have been paid in full unless the holders thereof shall have received cash, securities, or other property equal to the amount of such Senior Debt then outstanding. Upon the payment in full of all Senior Debt, the rights of the holders of Notes of each series shall be subrogated to all rights of any holders of Senior Debt to receive any further payments or distributions applicable to the Senior Debt until the indebtedness evidenced by the Notes shall have been paid in full, and such payments or distributions received by such holders of Notes, by reason of such subrogation, of cash, securities, or other property which otherwise would be paid or distributed to the holders of Senior Debt shall, as between the Company and its creditors other than the holders of Senior Debt, on the one hand, and such holders of Notes, on the other hand, be deemed to be a payment by the Company on account of Senior Debt, and not on account of the Notes.

Notwithstanding the foregoing or anything else in this Section 206 contained, at any time after the 123rd day following the date of deposit of money and U.S. Government Obligations pursuant to Article IV or XIII (provided all conditions set out in the applicable Article shall have been satisfied), the funds (including U.S. Government Obligations) so deposited and any interest thereon will not be subject to any rights of holders of Senior Debt including, without limitation, those arising under this Section 206; provided that no event described in clause (4) or (5) of Section 501 of the Base Indenture has occurred during such 123-day period.

The provisions of this Section 206 shall not impair any rights, interests, remedies, or powers of any secured creditor of the Company in respect of any security interest the creation of which is not prohibited by the provisions of this Indenture.

(b)          In the event and during the continuation of any default in the payment of the principal of or any premium or interest on any Senior Debt beyond any applicable grace period with respect to such Senior Debt, or in the event that any event of default with respect to any Senior Debt shall have occurred and be continuing permitting the holders of such Senior Debt (or the trustee on behalf of the holders of such Senior Debt) to declare such Senior Debt due and payable prior to the date on which it would otherwise have become due and payable, unless and until such event of default shall have been cured or waived or shall have ceased to exist and any such declaration and its consequences shall have been rescinded or annulled, or in the event any judicial proceeding shall be pending with respect to any such default in payment or event of default, then no payment (including any payment which may be payable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of the Notes) shall be made by the Company on account of the principal of or any premium or interest on the Notes or

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on account of the purchase or other acquisition of Notes, provided, however, that nothing in this Section 206 shall prevent the satisfaction of any sinking fund payment in accordance with Article XII of the Base Indenture by delivering and crediting pursuant to Section 1202 of the Base Indenture Notes which have been acquired (upon redemption or otherwise) prior to such default in payment or event of default.

Subject to Section 206(d), in the event that, notwithstanding the foregoing, the Company shall make any payment to the Trustee or the holders of the Notes prohibited by the foregoing provisions of this Section 206(b), and if such fact shall, at or prior to the time of such payment, have been made known in a writing delivered to a responsible officer of the Trustee at the Corporate Trust Office by a holder of Senior Debt or the Company or, as the case may be, such holder of Notes, then and in such event such payment shall be paid over and delivered to the Company.

The provisions of this Section 206(b) shall not apply to any payment with respect to which Section 206(a) would be applicable.

(c)          Upon any payment or distribution of assets of the Company referred to in this Section 206, the Trustee and the holders of the Notes shall be entitled to conclusively rely upon an order or decree made by any court of competent jurisdiction in which such dissolution or winding up or liquidation or reorganization or arrangement proceedings are pending or upon a certificate of the trustee in bankruptcy, receiver, assignee for the benefit of creditors, or other Person making such payment or distribution, delivered to the Trustee or to the holders of the Notes, for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Debt and other indebtedness of the Company, the amount of or payable on and the amount or amounts paid or distributed on such Senior Debt or other indebtedness, and all other facts pertinent to such Senior Debt or other indebtedness or to this Section 206. In the absence of any such bankruptcy trustee, receiver, assignee, or other Person, the Trustee shall be entitled to conclusively rely upon a written notice by a Person representing itself, himself or herself to be a holder of Senior Debt (or a trustee or representative on behalf of such holder) as evidence that such Person is a holder of such Senior Debt (or is such a trustee or representative), of the amount of or payable on and the amount or amounts paid or distributed on such Senior Debt or other indebtedness, and of all other facts pertinent to such Senior Debt or other indebtedness. In the event that the Trustee determines, in good faith, that further evidence is required with respect to the right of any Person as a holder of Senior Debt to participate in any payments or distributions pursuant to this Section 206, the Trustee may request such person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Debt held by such Person, as to the extent to which such Person is entitled to participate in such payment or distribution, and as to other facts pertinent to the rights of such Person under this Section 206, and if such evidence is not furnished, the Trustee may withhold any payment to such Person pending judicial determination as to the right of such Person to receive payment. The Trustee, however, shall not be deemed to owe any fiduciary duty to the holders of Senior Debt, and shall not be liable to any such holders if it shall pay over or deliver to the holders of the Notes or the Company or any other Person, cash, securities, or other property to which any holders of Senior Debt shall be entitled by virtue of this Section 206 or otherwise. With respect to the holders of Senior Debt, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Indenture, and no implied covenants or obligations with respect to the holders of Senior Debt shall be read into this Indenture against the Trustee.

(d)          Nothing contained in this Section 206 (except in Section 206(e)) or elsewhere in this Indenture, or in the Notes, shall prevent (i) the Company at any time, except during the pendency of any dissolution, winding up, liquidation, or reorganization proceedings referred to in Section 206(a) or under the conditions specified in Section 206(b), from making payments of the principal of (or premium, if any) or interest on the Notes or (ii) the application by the Trustee or any Paying Agent of any moneys deposited with it under this Indenture to payments of the principal of or interest on the Notes, if, at the time of such deposit, a responsible officer of the Trustee or such Paying Agent, as the case may be, had not received at the Corporate Trust Office the Officers’ Certificate or written notice provided for in Section 206(e) of any event prohibiting the making of such deposit, or if, at the time of such deposit (whether or not in trust) by the Company with the Trustee or any Paying Agent (other than the Company) such payment would not have been prohibited by the provisions of this Section 206, and the Trustee or any Paying Agent shall not be affected by any notice to the contrary received by it on or after such date.

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(e)          Anything in this Section 206 or elsewhere contained in this Indenture to the contrary notwithstanding, the Trustee shall not at any time be charged with knowledge of the existence of any facts which would prohibit the making of any payment of moneys to or by the Trustee, and shall be entitled conclusively to assume that no such facts exist and that no event specified in Section 206(a) or Section 206(b) has happened, unless and until a responsible officer of the Trustee shall have received at the Corporate Trust Office (i) an Officers’ Certificate to that effect or (ii) notice in writing to that effect signed by or on behalf of the holder or holders, or their representatives, of Senior Debt who shall have been certified by the Company or otherwise established to the reasonable satisfaction of the Trustee to be such holder or holders or representatives or from any trustee under any indenture pursuant to which such Senior Debt shall be outstanding; and before the receipt of any such Officers’ Certificate or written notice, the Trustee shall be entitled in all respects to assume that no such facts exist; provided, however, that if the Trustee shall not have received the Officers’ Certificate or the written notice provided for in this Section 206(e) at least three (3) Business Days prior to the date upon which by the terms hereof any money may become payable for any purpose (including, without limitation, the payment of the principal of or interest on any Security) then, anything herein contained to the contrary notwithstanding, the Trustee shall have all power and authority to receive such money and to apply the same to the purpose for which such money were received and shall not be affected by any notice to the contrary which may be received by it during or after such three (3) Business Day period.

The Company shall give prompt written notice to the Trustee and to the Paying Agent of any facts which would prohibit the payment of money or assets to or by the Trustee or any Paying Agent.

(f)          Each holder of Notes by such holder’s acceptance thereof authorizes and directs the Trustee on such holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as between such holder and holders of Senior Debt as provided in this Section 206 and appoints the Trustee its attorney-in-fact for any and all such purposes.

(g)          The Trustee shall be entitled to all the rights set forth in this Section 206 with respect to any Senior Debt which may at the time be held by it, to the same extent as any other holder of Senior Debt. Nothing in this Section 206 shall deprive the Trustee of any rights as such holder.

(h)          In case at any time any Paying Agent other than the Trustee shall have been appointed by the Company and be then acting under this Indenture, the term “Trustee” as used in this Section 206 shall in such case (unless the context shall otherwise require) be construed as extending to and including such Paying Agent within its meaning as fully for all intents and purposes as if the Paying Agent were named in this Section 206 in addition to or in place of the Trustee, provided, however, that Sections 206(e) and 206(g) shall not apply to the Company or any Affiliate of the Company if the Company or such Affiliate acts as Paying Agent.

(i)          No right of any present or future holders of any Senior Debt to enforce subordination as provided in this Indenture shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions, and covenants of this Indenture, regardless of any knowledge which any such holder may have or be otherwise charged with. The holders of Senior Debt may, at any time or from time to time and in their absolute discretion, change the manner, place, or terms of payment, change or extend the time of payment of, or renew or alter, any such Senior Debt, or amend or supplement any instrument pursuant to which any such Senior Debt is issued or by which it may be secured, or release any security, or exercise or refrain from exercising any other of their rights under the Senior Debt including, without limitation, the waiver of default, all without notice to or assent from the holders of the Notes or the Trustee and without affecting the obligations of the Company, the Trustee, or the holders of the Notes under this Section 206.

(j)          Nothing in this Section 206 shall apply to claims of, or payments to, the Trustee under or pursuant to Sections 506 or 607 of the Base Indenture.

(k)          Anything in Section Article IX of the Base Indenture or elsewhere contained in this Indenture to the contrary notwithstanding, no modification or amendment and no supplemental indenture shall modify the subordination provisions of this Section 206 in a manner that would adversely affect the holders of Senior Debt.

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Section 207.  No Sinking Fund. The Notes are not entitled to the benefit of any sinking fund.

Section 208.   Acceleration of Maturity, Rescission and Annulment. Section 5.02 of the Base Indenture shall apply to the Notes, except that the first paragraph thereof shall be substituted with the following:

“If an Event of Default specified in Section 5.01(4) Section 5.01(5) or Section 5.01(6) occurs, the principal amount of all the Notes, together with accrued and unpaid interest, if any, thereon, shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable. The Maturity of the Notes shall not otherwise be accelerated as a result of an Event of Default.

Section 209.  Events of Default. The Events of Default provided for in Section 5.01 of the Base Indenture shall apply to the Notes, provided that:

(a) the text of clause (4) of Section 5.01 shall be substituted with the following:

“(4) A court having jurisdiction in the premises shall enter a decree or order for the appointment of appointing a receiver, liquidator, trustee, or similar official in any receivership, insolvency, liquidation, or similar proceeding relating to the Company, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or";

(b) the text of clause (5) of Section 5.01 shall be substituted with the following:

“(5) The Company shall consent to the appointment of a receiver, liquidator, trustee or other similar official in any receivership, insolvency, liquidation or similar proceeding with respect to the Company; or”;  and

(c) the text of clause (6) of Section 501 shall be substituted with the following:

“(6) A “major subsidiary depository institution” of the Company within the meaning of 12 CFR Section 217.20(d)(1)(vi) shall be the subject of a receivership, insolvency, liquidation or similar proceeding.”

ARTICLE 3
REDEMPTION OF THE NOTES

Section 301.  Redemption. Subject to obtaining the prior approval of the Federal Reserve Board to the extent such approval is then required, the Notes shall be redeemable at the Company’s option in whole or in part, upon not fewer than 30 nor greater than 60 days’ notice to holders (which notice may be conditional), on September 30, 2025 or any scheduled Interest Payment Date thereafter. Further, the Company may, at its option, subject to obtaining the prior approval of the Federal Reserve Board to the extent such approval is then required, redeem the Notes before the Maturity Date in whole, at any time, or in part from time to time, upon the occurrence of a Tier 2 Capital Event or a Tax Event, or if the Company is required to register as an investment company pursuant to the Investment Company Act of 1940 (15 U.S.C. 80a-1 et seq.).

Any such redemption will be at a Redemption Price equal to the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date fixed by the Company. The provisions of Article XI of the Base Indenture shall apply to any redemption of the Notes pursuant to this Article 3.

ARTICLE 4
FORM OF NOTES

Section 401.  Form of Notes. The Notes and the Trustee’s Certificate of Authentication thereon are to be substantially in the form attached as Exhibit A hereto, with such changes therein as the officers of the Company executing the Notes (by manual or facsimile signature) may approve, such approval to be conclusively evidenced by their execution thereof.

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ARTICLE 5
ISSUE OF NOTES

Section 501.  Original Issue of Notes. Notes having an aggregate principal amount of $40,000,000 may from time to time, upon execution of this Second Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes in accordance with a Company Order pursuant to Section 303 of the Base Indenture without any further action by the Company (other than as required by the Base Indenture).

Section 502.  Additional Issues of Notes. The Company may from time to time, without notice to or the consent of the holders of the Notes, create and issue additional notes ranking pari passu with the Notes and with identical terms in all respects (or in all respects except for the offering price, the payment of interest accruing prior to the issue date of such additional notes or except for the first payment of interest following the issue date of such additional notes) in order that such additional notes may be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes, provided, however, that a separate CUSIP number will be issued for any Additional Securities unless the Securities and the Additional Securities are fungible for U.S. federal income tax purposes, subject to the procedures of the Depository.

ARTICLE 6
IMMUNITY OF STOCKHOLDERS, EMPLOYEES, AGENTS, OFFICERS AND

DIRECTORS

Section 601.  Indenture and Notes Solely Corporate Obligations. No recourse for the payment of the principal of or interest on any Note, or for any claim based thereon or otherwise in respect thereof, shall be had against any shareholder, employee, agent, officer or director, as such, past, present or future, of the Company or of any successor Person; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Second Supplemental Indenture and the issue of the Notes.

ARTICLE 7
MISCELLANEOUS

Section 701.  Ratification of Base Indenture. The Base Indenture, as supplemented by this Second Supplemental Indenture, is in all respects ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 702.  Trustee Not Responsible for Recitals. The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as statements of the Company and not those of the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Company of the Notes or of the proceeds thereof.

Section 703.  New York Law To Govern. THIS SECOND SUPPLEMENTAL INDENTURE AND EACH NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING BUT NOT LIMITED TO N.Y. GENERAL OBLIGATIONS LAW SECTION 5-1401 AND ANY SUCCESSOR STATUTE THERETO).

Section 704.  Separability. In case any provision in this Second Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired by such invalid, illegal or unenforceable provision.

Section 705.  Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or electronic format (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original Second Supplemental

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Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic format (i.e., “pdf” or “tif”) shall be deemed to be their original signatures for all purposes.

Section 706.  Benefits of Second Supplemental Indenture. Nothing in this Second Supplemental Indenture or in the Notes, express or implied, shall give to any Person, other than the parties to this Second Supplemental Indenture and their successors under this Second Supplemental Indenture, any benefit or any legal or equitable right, remedy or claim under this Second Supplemental Indenture.

Section 707.  Conflict with Base Indenture. If any provision of this Second Supplemental Indenture relating to the Notes is inconsistent with any provision of the Base Indenture, such provision of this Second Supplemental Indenture shall control.

Section 708.  Provisions of Trust Indenture Act Controlling. This Second Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions. If any provision of this Second Supplemental Indenture limits, qualifies, or conflicts with a provision of the Trust Indenture Act that is required under such Act to be a part of and govern this Second Supplemental Indenture, the latter provision shall control.

Section 709.  USAPATRIOT. The Parties also hereto acknowledge that in accordance with Section 326 of the USAPATRIOT Act, the Trustee, like all financial institutions and in order to help the government fight the funding of terrorism and money laundering, are required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account.  The parties to this agreement agree that they will provide the Trustee with such information as it may request to satisfy the requirements of the USA PATRIOT Act.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK.]

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, as of the day and year first written above.

BRIDGE BANCORP, INC.

By:	/s/ Kevin M. O’Connor
Name:	Kevin M. O’Connor
Title:	President and Chief Executive Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ W. Thomas Morris, II
Name:	W. Thomas Morris, II
Title:	Vice President

[Signature Page to Second Supplemental Indenture]

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Exhibit A

GLOBAL NOTE

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE REFERRED TO IN THIS SECURITY AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR ITS NOMINEE. THIS SECURITY MAY NOT BE TRANSFERRED TO, OR REGISTERED OR EXCHANGED FOR SECURITIES REGISTERED IN THE NAME OF, ANY PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE OR A SUCCESSOR OF SUCH DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR AND NO SUCH TRANSFER MAY BE REGISTERED, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE. EVERY SECURITY AUTHENTICATED AND DELIVERED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR OR IN LIEU OF, THIS SECURITY SHALL BE A GLOBAL SECURITY SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS SECURITY IS NOT A DEPOSIT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY FEDERAL OR OTHER GOVERNMENTAL AGENCY.

A-1

BRIDGE BANCORP, INC.

5.75% Fixed-to-Floating Rate Subordinated Debentures due September 30, 2030

ISIN: US108035AB23	CUSIP: 108035 AB2

No. 1

Bridge Bancorp, Inc., a New York corporation (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns the principal sum as set forth in the Schedule of Increases or Decreases in Note attached hereto on September 30, 2030 (such date is hereinafter referred to as the “Maturity Date”), and to pay 5.75% interest per annum thereon commencing on September 21, 2015 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on March 30 and September 30 of each year, on the basis of a 360-day year consisting of twelve 30-day months, until and excluding September 30, 2025. Commencing on September 30, 2025, until the principal of the Notes has been paid in full or a sum sufficient to pay the principal of the Notes has been made available for payment, the interest rate shall reset quarterly to an interest rate per annum, as determined by the Trustee, equal to LIBOR plus 345 basis points, payable quarterly in arrears, computed on the basis of a 360-day year and the actual number of days elapsed, and payable quarterly in arrears on March 30, June 30, September 30 and December 30. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name the relevant Notes, or any predecessor Notes, are registered at the close of business on the Record Date for such Interest Payment Date; provided that the interest due on the Maturity Date (whether or not an Interest Payment Date) of a Note of this series will be paid to the Person to whom principal of such Note is payable. The first interest payment will be made on March 30, 2016.

Payment of the principal of and interest on this Note will be made at the office or agency of the Company maintained for that purpose in Wilmington, Delaware, which shall initially be the Corporate Trust Office located therein, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided that payment of interest may be made by wire transfer to an account appropriately designated by the Person entitled to payment; provided that the paying agent shall have received written notice of such account designation at least five Business Days prior to the date of such payment (subject to surrender of the relevant Note in the case of a payment of interest on the Maturity Date).

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual or facsimile signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Signature Page Follows]

A-2

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: September 21, 2015

BRIDGE BANCORP, INC.

By:
Name:
Title:

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TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: September 21, 2015

WILMINGTON TRUST, NATIONAL ASSOCIATION as Trustee

By:
Authorized Signatory

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REVERSE OF NOTE

BRIDGE BANCORP, INC.

This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”), issued and to be issued in one or more series under an indenture (the “Base Indenture”), dated as of September 21, 2015, between the Company and Wilmington Trust, National Association as Trustee (herein called the “Trustee,” which term includes any successor trustee), as supplemented and amended by the Second Supplemental Indenture between the Company and the Trustee (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”) dated as of September 21, 2015, to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to $40,000,000.

All terms used in this Note that are defined in the Base Indenture or the Supplemental Indenture shall have the meaning assigned to them in the Base Indenture or the Supplemental Indenture.

The Notes of this series shall be redeemable, in whole or in part, at the option of the Company on September 30, 2025, or on any scheduled Interest Payment Date thereafter. In addition, the Company may redeem the Notes before the Maturity Date, in whole at any time or in part from time to time, upon the occurrence of a Tier 2 Capital Event or a Tax Event, or if the Company is required to register as an investment company pursuant to the Investment Company Act of 1940 (15 U.S.C. 80a-1 et seq.). Any such redemption by the Company prior to the Maturity Date would require the prior approval of the Board of Governors of the Federal Reserve System, if then required.

The Notes of this series are not entitled to the benefit of any sinking fund.

If an Event of Default with respect to Notes of this series shall occur and be continuing, the principal and interest owed on the Notes of this series shall only become due and payable in accordance with the terms and conditions set forth in Section 209 of the Supplemental Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the holders of the Notes at any time by the Company and the Trustee with the consent of the holders of a majority in principal amount of the Notes of each series (each series voting as a class) affected thereby and at the time Outstanding. The Indenture also contains provisions permitting the holders of specified percentages in principal amount of the Notes of a series at the time Outstanding, on behalf of the holders of all Notes of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by the holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series, of authorized minimum denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

A-5

The Notes of this series are issuable only in registered form without coupons in minimum denominations of $1,000 and any integral multiple of $1,000 in excess thereof.

The Company and the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

THIS NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE.

A-6

ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to:

(Insert assignee’s social security or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                              as agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Your Signature:
(Sign exactly as your name appears on the other side of this Security)

Your Name:

Date:

Signature Guarantee:	*

*	NOTICE: The Signature must be guaranteed by an Institution which is a member of one of the following recognized signature Guarantee Programs: (i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP); or (iv) such other guarantee program acceptable to the Trustee.

A-7

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

A-8

SCHEDULE OF INCREASES OR DECREASES IN NOTE

The initial principal amount of this Note is $40,000,000. The following increases or decreases in the principal amount of this Note have been made:

Date	Amount of decrease in principal amount of this Note	Amount of decrease in principal amount of this Note	Principal amount of this Note following such decrease or increase	Signature of authorized signatory of Trustee

A-9